Exhibit 99.1

CSX Corporation Announces Departure of Chief Financial Officer, Frank A. Lonegro, and Appointment of

Kevin S. Boone as Interim Chief Financial Officer

JACKSONVILLE, Fla. – May 28, 2019 – CSX Corporation (NASDAQ: CSX) today announced the departure of executive vice president and chief financial officer, Frank A. Lonegro.

Jim Foote, president and chief executive officer, said, “On behalf of the Board and all CSX employees, I would like to thank Frank for his leadership, dedication and contributions to CSX for the past 19 years. Over the last few years, Frank has played a key role in helping create significant value for CSX shareholders.”

Frank Lonegro stated, “It has been a distinct privilege to work alongside the great professionals at CSX, especially through the recent transformation, which has set the company on an unparalleled path to success.”

The company has initiated a search for a new chief financial officer and appointed Kevin Boone as interim chief financial officer. Boone joined CSX in September 2017 as vice president of corporate affairs and chief investor relations officer. Most recently as vice president of marketing and strategy, Boone led a new marketing team focused on fundamental market research and data analysis to identify and advance high-priority growth strategies. Boone has a deep background as a seasoned investment analyst with over 18 years of experience in finance, accounting, mergers and acquisitions, and transportation performance analysis. He has held various positions in organizations such as Janus Capital, Morgan Stanley, Merrill Lynch and Ernst & Young. Boone holds a master’s degree in business administration from the University of North Carolina and a bachelor’s degree in accounting from the University of Florida.

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Contact:

Bill Slater, Investor Relations

904-359-1334

Bryan Tucker, Corporate Communications

855-955-6397

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